Exhibit (j)(1) under Form N-1A

Exhibit 24 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 60 to the Registration Statement (Form N-1A, No. 2-91091) of Federated High Yield Trust, and to the incorporation by reference of our report, dated April 25, 2016, on Federated High Yield Trust (a portfolio within Federated High Yield Trust) included in the Annual Shareholder Report for the fiscal year ended February 29, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 27, 2017